Exhibit 4.5

THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAVE NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM QUALIFICATION BY SECTION 25100, 25102, OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISPOSITION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

ISOCKET, INC.

STOCK PURCHASE AGREEMENT

isocket, inc. has granted to the Participant named in the Notice of Grant of Stock Purchase Right (the “Grant Notice”) to which this Stock Purchase Agreement (the “Agreement”) is attached a Purchase Right consisting of a right to purchase Shares upon the terms and conditions set forth in the Grant Notice and this Agreement. The Purchase Right has been granted pursuant to and shall in all respects be subject to the terms and conditions of the isocket, inc. 2009 Equity Incentive Plan (the “Plan”), as amended to the Date of Grant, the provisions of which are incorporated herein by reference. By signing the Grant Notice, the Participant: (a) acknowledges receipt of, and represents that the Participant has read and is familiar with, the Grant Notice, this Agreement and the Plan, (b) accepts the Purchase Right subject to all of the terms and conditions of the Grant Notice, this Agreement and the Plan, and (c) agrees to accept as binding, conclusive and final all decisions or interpretations of the Board upon any questions arising under the Grant Notice, this Agreement or the Plan.

1.	DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. Unless otherwise defined herein, capitalized terms shall have the meanings assigned to such terms in the Grant Notice or the Plan.

1.2 Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

2.	TAX MATTERS.

2.1 Election under Section 83(b) of the Code. The Participant understands that Section 83 of the Code taxes as ordinary income the difference between the amount paid for the Shares and the fair market value of the Shares as of the date on which the shares are “substantially vested,” within the meaning of Section 83. In this context, “substantially vested” means that the right of the Company to reacquire the Shares pursuant to the Unvested Share Repurchase Option contained in Section 7 of this Agreement has lapsed. The Participant understands that he or she may elect to have his or her taxable income determined at the time he or she acquires the Shares rather than when and as the Unvested Share Repurchase Option lapses by filing an election under Section 83(b) of the Code with the Internal Revenue Service no later than thirty (30) days after the date of acquisition of the Shares. Even if the fair market value of the Shares equals the amount paid for the Shares, the election must be made to avoid adverse tax consequences in the future. The Participant understands that failure to make a timely filing under Section 83(b) will result his or her recognition of ordinary income as the Unvested Share Repurchase Option lapses on the difference between the purchase price paid for the Shares and the fair market value of the Shares at the time the Unvested Share Repurchase Option lapses.

2.2 Notice to Company. The Participant will notify the Company in writing if the Participant files an election pursuant to Section 83(b) of the Code. The Company intends, in the event it does not receive from the Participant evidence of such filing, to claim a tax deduction for any amount which would otherwise be taxable to the Participant in the absence of such an election.

2.3 Consultation with Tax Advisors. The Participant understands that he or she should consult with his or her tax advisor regarding the advisability of filing with the IRS an election under Section 83(b) of the Code, which must be filed no later than thirty (30) days after the date of the acquisition of the Shares pursuant to this Agreement. Failure to file an election under Section 83(b), if appropriate, may result in adverse tax consequences to the Participant. The Participant acknowledges that he or she has been advised to consult with a tax advisor regarding the tax consequences to the Participant of the purchase of Shares hereunder. ANY ELECTION UNDER SECTION 83(b) THE PARTICIPANT WISHES TO MAKE MUST BE FILED NO LATER THAN 30 DAYS AFTER THE DATE ON WHICH THE PARTICIPANT PURCHASES THE SHARES. THIS TIME PERIOD CANNOT BE EXTENDED. THE PARTICIPANT ACKNOWLEDGES THAT TIMELY FILING OF A SECTION 83(b) ELECTION IS PARTICIPANT’S SOLE RESPONSIBILITY, EVEN IF THE PARTICIPANT REQUESTS THE COMPANY OR ITS REPRESENTATIVE TO FILE SUCH ELECTION ON HIS OR HER BEHALF.

3.	ADMINISTRATION.

All questions of interpretation concerning the Grant Notice, this Agreement, the Plan or any other form of agreement or other document employed by the Company in the administration of the Plan or the Award shall be determined by the Board. All such determinations by the Board shall be final, binding and conclusive upon all persons having an interest in the Award, unless fraudulent or made in bad faith. Any and all actions, decisions and determinations taken or made by the Board in the exercise of its discretion pursuant to the Plan or the Award or other agreement thereunder (other than determining questions of interpretation pursuant to the preceding sentence) shall be final, binding and conclusive upon all persons having an interest in the Award. Any Officer shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, or election which is the responsibility of or which is allocated to the Company herein, provided the Officer has apparent authority with respect to such matter, right, obligation, or election.

4.	EXERCISE OF PURCHASE RIGHT.

4.1 Exercise of Purchase Right. Provided that the Participant’s Service has not terminated (except as provided by Section 6), the Purchase Right shall be exercisable on and after the Date of Grant and prior to the Expiration Date in an amount not to exceed the Total Number of Shares, subject to the Company’s repurchase rights set forth in Sections 7 and 8.

4.2 Method of Exercise of Purchase Right. Exercise of the Purchase Right shall be by means of electronic or written notice (the “Exercise Notice”) in a form authorized by the Company. An electronic Exercise Notice must be digitally signed or authenticated by the Participant in such manner as required by the notice and transmitted to the Company or an authorized representative of the Company (including a third-party administrator designated by the Company). In the event that the Participant is not authorized or is unable to provide an electronic Exercise Notice, the Purchase Right shall be exercised by a written Exercise Notice addressed to the Company, which shall be signed by the Participant and delivered in person, by certified or registered mail, return receipt requested, by confirmed facsimile transmission, or by such other means as the Company may permit, to the Company, or an authorized representative of the Company (including a third-party administrator designated by the Company). Each Exercise Notice, whether electronic or written, must state the Participant’s election to exercise the Purchase Right, the number of whole Shares for which the Purchase Right is being exercised and such other representations and agreements as to the Participant’s investment intent with respect to such Shares as may be required pursuant to the provisions of this Agreement. Further, each Exercise Notice must be received by the Company prior to the Expiration Date and must be accompanied by (a) full payment of the aggregate Purchase Price for the number of Shares being purchased and (b) if the Purchase Right is exercised with respect to any Unvested Shares (as defined in Section 7.1), an Assignment Separate from Certificate duly endorsed (with date and number of shares blank) in the form attached to the Grant Notice. The Purchase Right shall be deemed to be exercised upon receipt by the Company of such written notice, the aggregate Purchase Price, and, if required hereby, such duly endorsed Assignment Separate from Certificate.

4.3 Payment of Purchase Price. Payment of the aggregate Purchase Price for the number of Shares for which the Purchase Right is being exercised shall be made in cash or by check or cash equivalent.

4.4 Tax Withholding. At the time the Purchase Right is exercised, in whole or in part, or at any time thereafter as requested by the Company, the Participant hereby authorizes withholding from payroll and any other amounts payable to the Participant, and otherwise agrees to make adequate provision for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Participating Company Group, if any, which arise in connection with the Shares acquired pursuant to this Agreement, including, without limitation, obligations arising upon (i) the exercise, in whole or in part, of the Purchase Right, (ii) the transfer, in whole or in part, of any Shares acquired, or (ii) the lapsing of any restriction with respect to any Shares acquired. The Company shall have no obligation to deliver Shares or to release Shares from an escrow established pursuant to this Agreement until the tax withholding obligations of the Participating Company Group have been satisfied by the Participant.

4.5 Beneficial Ownership of Shares; Certificate Registration. The Participant hereby authorizes the Company, in its sole discretion, to deposit the Shares with the Company’s transfer agent, including any successor transfer agent, to be held in book entry form during the term of the Escrow pursuant to Section 9. Furthermore, the Participant hereby authorizes the Company, in its sole discretion, to deposit, following the term of such Escrow, for the benefit of the Participant with any broker with which the Participant has an account relationship of which the Company has notice any or all Shares which are no longer subject to such Escrow. Except as provided by the foregoing, a certificate for the Shares shall be registered in the name of the Participant, or, if applicable, in the names of the heirs of the Participant.

4.6 Restrictions on Sale and Issuance of Shares. The sale and issuance of Shares shall be subject to compliance with all applicable requirements of federal, state or foreign law with respect to such securities. The Purchase Right may not be exercised if the issuance of Shares upon exercise would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, the Purchase Right may not be exercised unless (i) a registration statement under the Securities Act shall at the time of exercise of the Purchase Right be in effect with respect to the Shares issuable upon exercise of the Purchase Right or (ii) in the opinion of legal counsel to the Company, the Shares issuable upon exercise of the Purchase Right may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any Shares subject to the Purchase Right shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained. As a condition to the exercise of the Purchase Right, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

4.7 Fractional Shares. The Company shall not be required to issue fractional Shares upon the exercise of the Purchase Right.

5.	VESTING OF SHARES.

Shares acquired pursuant to this Agreement shall become Vested Shares as provided in the Grant Notice. For purposes of determining the number of Vested Shares following an Ownership Change Event, credited Service shall include all Service with any corporation which is a Participating Company at the time the Service is rendered, whether or not such corporation is a Participating Company both before and after the Ownership Change Event.

6.	NONTRANSFERABILITY OF PURCHASE RIGHT.

During the lifetime of the Participant, the Purchase Right shall be exercisable only by the Participant or the Participant’s guardian or legal representative. The Purchase Right shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. Following the death of the Participant, the Purchase Right may be exercised prior to the Expiration Date by the Participant’s legal representative or by any person empowered to do so under the deceased Participant’s will or under the then applicable laws of descent and distribution.

7.	UNVESTED SHARE REPURCHASE OPTION.

7.1 Grant of Unvested Share Repurchase Option. In the event the Participant’s Service is terminated for any reason or no reason, with or without cause, or, if the Participant, the Participant’s legal representative, or other holder of Shares acquired pursuant to this Agreement, attempts to sell, exchange, transfer, pledge, or otherwise dispose of (other than pursuant to an Ownership Change Event) any Unvested Shares, as defined in Section 7.2 below (the “Unvested Shares”), the Company shall have the right to repurchase the Unvested Shares under the terms and subject to the conditions set forth in this Section 7 (the “Unvested Share Repurchase Option”).

7.2 Unvested Shares Defined. The “Unvested Shares” shall mean, on any given date, the number of Shares acquired upon exercise of the Purchase Right which exceed the Vested Shares determined as of such date.

7.3 Exercise of Unvested Share Repurchase Option. The Company may exercise the Unvested Share Repurchase Option by written notice to the Participant within sixty (60) days after (a) termination of the Participant’s Service or (b) the Company has received notice of the attempted disposition of Unvested Shares. If the Company fails to give notice within such sixty (60) day period, the Unvested Share Repurchase Option shall terminate unless the Company and the Participant have extended the time for the exercise of the Unvested Share Repurchase Option. Notwithstanding the preceding sentence, the period during which the Company may exercise the Unvested Share Repurchase Option shall terminate no sooner than the completion of a period of eight (8) months following the date on which the Participant acquired the Unvested Shares upon exercise of the Purchase Right. The Unvested Share Repurchase Option must be exercised, if at all, for all of the Unvested Shares, except as the Company and the Participant otherwise agree.

7.4 Payment for Shares and Return of Shares to Company. The purchase price per Share being repurchased by the Company shall be an amount equal to the Participant’s original cost per Share, as adjusted pursuant to Section 11 (the “Repurchase Price”). The Company shall pay the aggregate Repurchase Price to the Participant in cash within thirty (30) days after the date of the written notice to the Participant of the Company’s exercise of the

Unvested Share Repurchase Option. For purposes of the foregoing, cancellation of any purchase money indebtedness of the Participant to any Participating Company for the Shares shall be treated as payment to the Participant in cash to the extent of the unpaid principal and any accrued interest canceled. The Shares being repurchased shall be delivered to the Company by the Participant at the same time as the delivery of the Repurchase Price to the Participant.

7.5 Assignment of Unvested Share Repurchase Option. The Company shall have the right to assign the Unvested Share Repurchase Option at any time, whether or not such option is then exercisable, to one or more persons as may be selected by the Company.

7.6 Ownership Change Event. Upon the occurrence of an Ownership Change Event, any and all new, substituted or additional securities or other property to which the Participant is entitled by reason of the Participant’s ownership of Unvested Shares shall be immediately subject to the Unvested Share Repurchase Option and included in the terms “Stock” and “Unvested Shares” for all purposes of the Unvested Share Repurchase Option with the same force and effect as the Unvested Shares immediately prior to the Ownership Change Event. While the aggregate Repurchase Price shall remain the same after such Ownership Change Event, the Repurchase Price per Unvested Share upon exercise of the Unvested Share Repurchase Option following such Ownership Change Event shall be adjusted as appropriate.

8.	RIGHT OF FIRST REFUSAL.

8.1 Grant of Right of First Refusal. Except as provided in Section 8.7 and Section 13 below, in the event the Participant, the Participant’s legal representative, or other holder of Shares acquired upon exercise of the Purchase Right proposes to sell, exchange, transfer, pledge, or otherwise dispose of any Vested Shares (the “Transfer Shares”) to any person or entity, including, without limitation, any shareholder of a Participating Company, the Company shall have the right to repurchase the Transfer Shares under the terms and subject to the conditions set forth in this Section 8 (the “Right of First Refusal”).

8.2 Notice of Proposed Transfer. Prior to any proposed transfer of the Transfer Shares, the Participant shall deliver written notice (the “Transfer Notice”) to the Company describing fully the proposed transfer, including the number of Transfer Shares, the name and address of the proposed transferee (the “Proposed Transferee”) and, if the transfer is voluntary, the proposed transfer price, and containing such information necessary to show the bona fide nature of the proposed transfer. In the event of a bona fide gift or involuntary transfer, the proposed transfer price shall be deemed to be the Fair Market Value of the Transfer Shares, as determined by the Board in good faith. If the Participant proposes to transfer any Transfer Shares to more than one Proposed Transferee, the Participant shall provide a separate Transfer Notice for the proposed transfer to each Proposed Transferee. The Transfer Notice shall be signed by both the Participant and the Proposed Transferee and must constitute a binding commitment of the Participant and the Proposed Transferee for the transfer of the Transfer Shares to the Proposed Transferee subject only to the Right of First Refusal.

8.3 Bona Fide Transfer. If the Company determines that the information provided by the Participant in the Transfer Notice is insufficient to establish the bona fide nature of a proposed voluntary transfer, the Company shall give the Participant written notice of the

Participant’s failure to comply with the procedure described in this Section 8, and the Participant shall have no right to transfer the Transfer Shares without first complying with the procedure described in this Section 8. The Participant shall not be permitted to transfer the Transfer Shares if the proposed transfer is not bona fide.

8.4 Exercise of Right of First Refusal. If the Company determines the proposed transfer to be bona fide, the Company shall have the right to purchase all, but not less than all, of the Transfer Shares (except as the Company and the Participant otherwise agree) at the purchase price and on the terms set forth in the Transfer Notice by delivery to the Participant of a notice of exercise of the Right of First Refusal within thirty (30) days after the date the Transfer Notice is delivered to the Company. The Company’s exercise or failure to exercise the Right of First Refusal with respect to any proposed transfer described in a Transfer Notice shall not affect the Company’s right to exercise the Right of First Refusal with respect to any proposed transfer described in any other Transfer Notice, whether or not such other Transfer Notice is issued by the Participant or issued by a person other than the Participant with respect to a proposed transfer to the same Proposed Transferee. If the Company exercises the Right of First Refusal, the Company and the Participant shall thereupon consummate the sale of the Transfer Shares to the Company on the terms set forth in the Transfer Notice within sixty (60) days after the date the Transfer Notice is delivered to the Company (unless a longer period is offered by the Proposed Transferee); provided, however, that in the event the Transfer Notice provides for the payment for the Transfer Shares other than in cash, the Company shall have the option of paying for the Transfer Shares by the present value cash equivalent of the consideration described in the Transfer Notice as reasonably determined by the Company. For purposes of the foregoing, cancellation of any indebtedness of the Participant to any Participating Company shall be treated as payment to the Participant in cash to the extent of the unpaid principal and any accrued interest canceled. Notwithstanding anything contained in this Section to the contrary, the period during which the Company may exercise the Right of First Refusal and consummate the purchase of the Transfer Shares from the Participant shall terminate no sooner than the completion of a period of eight (8) months following the date on which the Participant acquired the Transfer Shares upon exercise of the Purchase Right.

8.5 Failure to Exercise Right of First Refusal. If the Company fails to exercise the Right of First Refusal in full (or to such lesser extent as the Company and the Participant otherwise agree) within the period specified in Section 8.4 above, the Participant may conclude a transfer to the Proposed Transferee of the Transfer Shares on the terms and conditions described in the Transfer Notice, provided such transfer occurs not later than ninety (90) days following delivery to the Company of the Transfer Notice. The Company shall have the right to demand further assurances from the Participant and the Proposed Transferee (in a form satisfactory to the Company) that the transfer of the Transfer Shares was actually carried out on the terms and conditions described in the Transfer Notice. No Transfer Shares shall be transferred on the books of the Company until the Company has received such assurances, if so demanded, and has approved the proposed transfer as bona fide. Any proposed transfer on terms and conditions different from those described in the Transfer Notice, as well as any subsequent proposed transfer by the Participant, shall again be subject to the Right of First Refusal and shall require compliance by the Participant with the procedure described in this Section 8.

8.6 Transferees of Transfer Shares. All transferees of the Transfer Shares or any interest therein, other than the Company, shall be required as a condition of such transfer to agree in writing (in a form satisfactory to the Company) that such transferee shall receive and hold such Transfer Shares or interest therein subject to all of the terms and conditions of this Agreement, including this Section 6 providing for the Right of First Refusal with respect to any subsequent transfer. Any sale or transfer of any Shares acquired upon exercise of the Purchase Right shall be void unless the provisions of this Section 8 are met.

8.7 Transfers Not Subject to Right of First Refusal. The Right of First Refusal shall not apply to any transfer or exchange of the Shares acquired upon exercise of the Purchase Right if such transfer or exchange is in connection with an Ownership Change Event. If the consideration received pursuant to such transfer or exchange consists of stock of a Participating Company, such consideration shall remain subject to the Right of First Refusal unless the provisions of Section 8.9 below result in a termination of the Right of First Refusal.

8.8 Assignment of Right of First Refusal. The Company shall have the right to assign the Right of First Refusal at any time, whether or not there has been an attempted transfer, to one or more persons as may be selected by the Company.

8.9 Early Termination of Right of First Refusal. The other provisions of this Agreement notwithstanding, the Right of First Refusal shall terminate and be of no further force and effect upon (a) the occurrence of a Change in Control, unless the Acquiror assumes the Company’s rights and obligations under this Agreement, or (b) the existence of a public market for the class of shares subject to the Right of First Refusal. A “public market” shall be deemed to exist if (i) such stock is listed on a national securities exchange (as that term is used in the Exchange Act) or (ii) such stock is traded on the over-the-counter market and prices therefor are published daily on business days in a recognized financial journal.

9.	ESCROW.

9.1 Appointment of Agent. To ensure that Shares subject to the Unvested Share Repurchase Option will be available for repurchase, the Participant and the Company hereby appoint the Secretary of the Company, or any other person designated by the Company, as their agent and as attorney-in-fact for the Participant (the “Agent”) to hold any and all Unvested Shares and to sell, assign and transfer to the Company any such Unvested Shares repurchased by the Company pursuant to the Unvested Share Repurchase Option. The Participant understands that appointment of the Agent is a material inducement to make this Agreement and that such appointment is coupled with an interest and is irrevocable. The Agent shall not be personally liable for any act the Agent may do or omit to do hereunder as escrow agent, agent for the Company, or attorney in fact for the Participant while acting in good faith and in the exercise of the Agent’s own good judgment, and any act done or omitted by the Agent pursuant to the advice of the Agent’s own attorneys shall be conclusive evidence of such good faith. The Agent may rely upon any letter, notice or other document executed by any signature purporting to be genuine and may resign at any time.

9.2 Establishment of Escrow. The Participant authorizes the Company to deposit the Unvested Shares with the Company’s transfer agent to be held in book entry form, as provided by Section 4.5, and the Participant agrees to deliver to and deposit with the Agent each certificate, if any, evidencing the Shares and an Assignment Separate from Certificate with respect to such book entry shares and each such certificate duly endorsed (with date and number of Shares blank) in the form attached to this Agreement, to be held by the Agent under the terms and conditions of this Section (the “Escrow”). Upon the occurrence of an Ownership Change Event, a dividend or distribution to the shareholders of the Company paid in shares of Stock or other property (other than regular, periodic dividends paid on Stock pursuant to the Company’s dividend policy), or any other adjustment upon a change in the capital structure of the Company, as described in Section 11, any and all new, substituted or additional securities or other property to which the Participant is entitled by reason of his or her ownership of the Shares that remain, following such Ownership Change Event, dividend, distribution or change described in Section 11, subject to the Unvested Share Repurchase Option shall be immediately subject to the Escrow to the same extent as the Shares immediately before such event. The Company shall bear the expenses of the Escrow.

9.3 Delivery of Shares to Participant. The Escrow shall continue with respect to any Shares for so long as such Shares remain subject to the Unvested Share Repurchase Option. Upon termination of the Unvested Share Repurchase Option with respect to Shares, the Company shall so notify the Agent and direct the Agent to deliver such number of Shares to the Participant. As soon as practicable after receipt of such notice, the Agent shall the Shares specified by such notice to be delivered to the Participant, and the Escrow shall terminate with respect to such Shares.

9.4 Notices and Payments. In the event the Shares and any other property held in escrow are subject to the Company’s exercise of the Unvested Share Repurchase Option or the Right of First Refusal, the notices required to be given to the Participant shall be given to the Agent, and any payment required to be given to the Participant shall be given to the Agent. Within thirty (30) days after payment by the Company, the Agent shall deliver the Shares and any other property which the Company has purchased to the Company and shall deliver the payment received from the Company to the Participant.

10.	EFFECT OF CHANGE IN CONTROL.

In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiror”), may, without the consent of the Participant, assume or continue in full force and effect the Company’s rights and obligations under the Purchase Right or substitute for the Purchase Right a substantially equivalent purchase right for the Acquiror’s stock. For purposes of this Section, the Purchase Right shall be deemed assumed if, following the Change in Control, the Purchase Right confers the right to receive, subject to the terms and conditions of the Plan and this Agreement, for each Share subject to the Purchase Right immediately prior to the Change in Control, the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a share of Stock on the effective date of the Change in Control was entitled; provided, however, that if such consideration is not solely common stock of the Acquiror, the Board may, with the consent of the Acquiror, provide for the consideration to be received upon the exercise of the Purchase Right, for each Share subject to the Purchase Right, to consist solely of common stock of the Acquiror equal in Fair Market Value to the per share consideration received by holders of Stock pursuant to the Change in Control. If any portion of such consideration may be received by holders of Stock pursuant to the Change in Control on a contingent or delayed basis, the Board may, in its sole discretion, determine such Fair Market Value per share as of the time of the Change in Control on the basis of the Board’s good faith estimate of the present value of the probable future payment of such consideration. The Purchase Right shall terminate and cease to be outstanding effective as of the time of consummation of the Change in Control to the extent that the Purchase Right is neither assumed or continued by the Acquiror in connection with the Change in Control nor exercised as of the time of the Change in Control. Notwithstanding the foregoing, Shares acquired upon exercise of the Purchase Right prior to the Change in Control and any consideration received pursuant to the Change in Control with respect to such Shares shall continue to be subject to all applicable provisions of this Agreement except as otherwise provided herein.

11.	ADJUSTMENTS FOR CHANGES IN CAPITAL STRUCTURE.

Subject to any required action by the shareholders of the Company, in the event of any change in the Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the shareholders of the Company in a form other than Stock (excepting normal cash dividends) that has a material effect on the Fair Market Value of shares of Stock, appropriate and proportionate adjustments shall be made in the number, purchase price and class of shares of stock or other property subject to this Agreement, in order to prevent dilution or enlargement of the Participant’s rights under the Agreement. Any fractional share resulting from an adjustment pursuant to this Section shall be rounded down to the nearest whole number and the purchase price shall be rounded up to the nearest whole cent. For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as “effected without receipt of consideration by the Company.” Any and all new, substituted or additional securities or other property to which Participant is entitled by reason of his ownership of Shares acquired pursuant to this Agreement will be immediately subject to the provisions of this Agreement on the same basis as all Shares originally purchased hereunder. For purposes of Sections 7 and 8 hereof, while the total price payable to exercise the rights provided in such sections will remain the same after each such event, the price payable per share to exercise such rights will be appropriately adjusted.

12.	RIGHTS AS A SHAREHOLDER, DIRECTOR, EMPLOYEE OR CONSULTANT.

The Participant shall have no rights as a shareholder with respect to any Shares covered by the Purchase Right until the date of the issuance of the Shares for which the Purchase Right has been exercised (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date the Shares are issued, except as provided in Section 11. If the Participant is an Employee, the Participant understands and acknowledges that, except as otherwise provided in a separate, written employment agreement between a Participating Company and the Participant, the Participant’s employment is “at will” and is for no specified term. Nothing in this Agreement shall confer upon the

Participant any right to continue in the Service of a Participating Company or interfere in any way with any right of the Participating Company Group to terminate the Participant’s Service as a Director, an Employee or Consultant, as the case may be, at any time.

13.	LEGENDS.

The Company may at any time place legends referencing the Unvested Share Repurchase Option, the Right of First Refusal and any applicable federal, state or foreign securities law restrictions on all certificates representing Shares subject to the provisions of this Agreement. The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing Shares acquired pursuant to this Agreement in the possession of the Participant in order to carry out the provisions of this Section. Unless otherwise specified by the Company, legends placed on such certificates may include, but shall not be limited to, the following:

13.1 “THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 OR RULE 701 UNDER THE ACT, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT.”

13.2 “THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND REPURCHASE OPTIONS IN FAVOR OF THE CORPORATION OR ITS ASSIGNEE SET FORTH IN AN AGREEMENT BETWEEN THE CORPORATION AND THE REGISTERED HOLDER, OR SUCH HOLDER’S PREDECESSOR IN INTEREST, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THIS CORPORATION.”

14.	LOCK-UP AGREEMENT.

The Participant hereby agrees that in the event of any underwritten public offering of stock, including an initial public offering of stock, made by the Company pursuant to an effective registration statement filed under the Securities Act, the Participant shall not offer, sell, contract to sell, pledge, hypothecate, grant any option to purchase or make any short sale of, or otherwise dispose of any shares of stock of the Company or any rights to acquire stock of the Company for such period of time from and after the effective date of such registration statement as may be established by the underwriter for such public offering; provided, however, that such period of time shall not exceed one hundred eighty (180) days from the effective date of the registration statement to be filed in connection with such public offering. The foregoing limitation shall not apply to shares registered in the public offering under the Securities Act. The Participant hereby agrees to enter into any agreement reasonably required by the underwriters to implement the foregoing within a reasonable timeframe if so requested by the Company.

15.	RESTRICTIONS ON TRANSFER OF SHARES.

No Shares acquired upon exercise of the Purchase Right may be sold, exchanged, transferred (including, without limitation, any transfer to a nominee or agent of the Participant), assigned, pledged, hypothecated or otherwise disposed of, including by operation of law, in any manner which violates any of the provisions of this Agreement and, except pursuant to an Ownership Change Event, until the date on which such Shares become Vested Shares, and any such attempted disposition shall be void. The Company shall not be required (a) to transfer on its books any Shares which will have been transferred in violation of any of the provisions set forth in this Agreement or (b) to treat as owner of such Shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such Shares will have been so transferred.

16.	MISCELLANEOUS PROVISIONS.

16.1 Termination or Amendment. The Board may terminate or amend the Plan or this Agreement at any time; provided, however, that except as provided in Section 10 in connection with a Change in Control, no such termination or amendment may adversely affect the Participant’s rights under this Agreement without the consent of the Participant unless such termination or amendment is necessary to comply with any applicable law or government regulation, including, but not limited to, Section 409A of the Code. No amendment or addition to this Agreement shall be effective unless in writing.

16.2 Compliance with Section 409A. The Company intends that income realized by the Participant pursuant to the Plan and this Agreement will not be subject to taxation under Section 409A of the Code. The provisions of the Plan and this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code. The Company, in its reasonable discretion, may amend (including retroactively) the Plan and this Agreement in order to conform to the applicable requirements of Section 409A of the Code, including amendments to facilitate the Participant’s ability to avoid taxation under Section 409A of the Code. However, the preceding provisions shall not be construed as a guarantee by the Company of any particular tax result for income realized by the Participant pursuant to the Plan or this Agreement. In any event, and except for the responsibilities of the Company set forth in Section 4.4, no Participating Company shall be responsible for the payment of any applicable taxes incurred by the Participant on income realized by the Participant pursuant to the Plan or this Agreement.

16.3 Further Instruments. The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

16.4 Binding Effect. This Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer set forth herein, be binding upon the Participant and the Participant’s heirs, executors, administrators, successors and assigns.

16.5 Delivery of Documents and Notices. Any document relating to participation in the Plan, or any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery at the e-mail address, if any, provided for the Participant by a Participating Company, or upon deposit in the U.S. Post Office or foreign postal service, by registered or certified mail, or with a nationally recognized overnight courier service, with postage and fees prepaid, addressed to the other party at the address of such party set forth in the Grant Notice or at such other address as such party may designate in writing from time to time to the other party.

(a) Description of Electronic Delivery. The Plan documents, which may include but do not necessarily include: the Plan, the Grant Notice, this Agreement, and any reports of the Company provided generally to the Company’s shareholders, may be delivered to the Participant electronically. In addition, if permitted by the Company, the Participant may deliver electronically the Grant Notice and Exercise Notice called for by Section 4.2 to the Company or to such third party involved in administering the Plan as the Company may designate from time to time. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the Internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company.

(b) Consent to Electronic Delivery. The Participant acknowledges that the Participant has read Section 16.5(a) of this Agreement and consents to the electronic delivery of the Plan documents and, if permitted by the Company, the delivery of the Grant Notice, Exercise Notice and notices in connection with the Escrow, as described in Section 16.5(a). The Participant acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to the Participant by contacting the Company by telephone or in writing. The Participant further acknowledges that the Participant will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, the Participant understands that the Participant must provide the Company or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery of such documents fails. The Participant may revoke his or her consent to the electronic delivery of documents described in Section 16.5(a) or may change the electronic mail address to which such documents are to be delivered (if Participant has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. Finally, the Participant understands that he or she is not required to consent to electronic delivery of documents described in Section 16.5(a).

16.6 Integrated Agreement. The Grant Notice, this Agreement and the Plan, together with any employment, service or other agreement between the Participant and a Participating Company referring to the Award, shall constitute the entire understanding and agreement of the Participant and the Participating Company Group with respect to the subject matter contained herein or therein and supersede any prior agreements, understandings, restrictions, representations, or warranties among the Participant and the Participating Company Group with respect to such subject matter. To the extent contemplated herein or therein, the provisions of the Grant Notice, this Agreement and the Plan shall survive any exercise of the Purchase Right and shall remain in full force and effect.

16.7 Applicable Law. The Agreement shall be governed by the laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within the State of California.

16.8 Counterparts. The Grant Notice may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Participant:

Date:

NOTICE OF EXERCISE OF STOCK PURCHASE RIGHT

isocket, inc.

Attention: Chief Financial Officer

2235 California Street, #199

Mountain View, CA 94040

Ladies and Gentlemen:

1. Stock Purchase Right. I was granted a right to purchase (the “Purchase Right”) shares of the common stock (the “Shares”) of isocket, inc. (the “Company”) pursuant to the Company’s 2009 Equity Incentive Plan (the “Plan”), my Notice of Grant of Stock Purchase Right (the “Grant Notice”) and my Stock Purchase Agreement (the “Agreement”) as follows:

Date of Grant:

Total Number of Shares:

Purchase Price per Share:	$

2. Exercise of Purchase Right. I hereby elect to exercise my Purchase Right for the following number of Shares:

Vested Shares:

Unvested Shares:

Total Shares Purchased:

Total Purchase Price (Total Shares X Price per Share)	$

3. Payments. I enclose payment in full of the total purchase price for the Shares in the following form(s), as authorized by my Agreement:

☐	Cash:	$

☐	Check:	$

4. Tax Withholding. I authorize payroll withholding and otherwise will make adequate provision for the federal, state, local and foreign tax withholding obligations of the Company, if any, in connection with my purchase of the Shares. I enclose payment in full of my withholding taxes, if any, as follows:

(Contact Plan Administrator for amount of tax due.)

☐	Cash:	$

☐	Check:	$

5. Participant Information.

My address is:

1

My Social Security Number is:

6. Binding Effect. I agree that the Shares are being acquired in accordance with and subject to the terms, provisions and conditions of the Agreement, including the Unvested Share Repurchase Option and the Right of First Refusal set forth therein, to all of which I hereby expressly assent. This Agreement shall inure to the benefit of and be binding upon my heirs, executors, administrators, successors and assigns. If required by the Company, I agree to deposit the certificate(s) evidencing the Shares, along with a blank stock assignment separate from certificate executed by me, with an escrow agent designated by the Company, to be held pursuant to the Company’s standard Joint Escrow Instructions.

7. Transfer. I understand and acknowledge that the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and that consequently the Shares must be held indefinitely unless they are subsequently registered under the Securities Act, an exemption from such registration is available, or they are sold in accordance with Rule 144 or Rule 701 under the Securities Act. I further understand and acknowledge that the Company is under no obligation to register the Shares. I understand that the certificate or certificates evidencing the Shares will be imprinted with legends which prohibit the transfer of the Shares unless they are registered or such registration is not required in the opinion of legal counsel satisfactory to the Company.

I am aware that Rule 144 under the Securities Act, which permits limited public resale of securities acquired in a nonpublic offering, is not currently available with respect to the Shares and, in any event, is available only if certain conditions are satisfied. I understand that any sale of the Shares that might be made in reliance upon Rule 144 may only be made in limited amounts in accordance with the terms and conditions of such rule and that a copy of Rule 144 will be delivered to me upon request.

8. Election Under Section 83(b) of the Code. I understand and acknowledge that if I am exercising the Purchase Right to purchase Unvested Shares (i.e., shares that remain subject to the Company’s Unvested Share Repurchase Option), that I should consult with my tax advisor regarding the advisability of filing with the Internal Revenue Service an election under Section 83(b) of the Code, which must be filed no later than thirty (30) days after the date on which I purchase the Shares. I acknowledge that I have been advised to consult with a tax advisor prior to the exercise of the Purchase Right regarding the tax consequences to me of exercising the Purchase Right. AN ELECTION UNDER SECTION 83(b) MUST BE FILED WITHIN 30 DAYS AFTER THE DATE ON WHICH I PURCHASE SHARES. THIS TIME PERIOD CANNOT BE EXTENDED. I ACKNOWLEDGE THAT TIMELY FILING OF A SECTION 83(b) ELECTION IS MY SOLE RESPONSIBILITY, EVEN IF I REQUEST THE COMPANY OR ITS REPRESENTATIVES TO FILE SUCH ELECTION ON MY BEHALF.

I understand that I am purchasing the Shares pursuant to the terms of the Plan, the Grant Notice and my Agreement, copies of which I have received and carefully read and understand.

Very truly yours,

(Signature)

Receipt of the above is hereby acknowledged.

ISOCKET, INC.

By:

Title:

Dated:

2

ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED the undersigned does hereby sell, assign and transfer unto                                                                                                                                                                                                                   (                            ) shares of the Capital Stock of isocket, inc. standing in the undersigned’s name on the books of said corporation represented by Certificate No.                              herewith and does hereby irrevocably constitute and appoint                                                           Attorney to transfer the said stock on the books of said corporation with full power of substitution in the premises.

Dated:

Signature

Print Name

Instructions: Please do not fill in any blanks other than the signature line. The purpose of this assignment is to enable the Company to exercise its Company Reacquisition Right set forth in the Restricted Stock Agreement without requiring additional signatures on the part of the Participant.

SAMPLE

Internal Revenue Service

[IRS Service Center
where Form 1040 is Filed]

Re:	Section 83(b) Election

Dear Sir or Madam:

The following information is submitted pursuant to section 1.83-2 of the Treasury Regulations in connection with this election by the undersigned under section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”).

1.	The name, address and taxpayer identification number of the taxpayer are:

Name:

Address:

Social Security Number:

2.	The following is a description of each item of property with respect to which the election is made:

                 shares of common stock of isocket, inc. (the “Shares”), purchased from isocket, inc. (the “Company”) pursuant to a stock purchase right.

3.	The property was transferred to the undersigned on:

Stock purchase right exercise date:

The taxable year for which the election is made is:

Calendar Year

4.	The nature of the restriction to which the property is subject:

The Shares are subject to repurchase by the Company or its assignee upon the occurrence of certain events. This repurchase right lapses with regard to a portion of the Shares based upon the continued performance of services by the taxpayer over time.

5.	The following is the fair market value at the time of transfer (determined without regard to any restriction other than a restriction which by its terms will never lapse) of each property with respect to which the election is made:

$         (         Shares at $         per share).

The property was transferred to the taxpayer pursuant to the exercise of a stock purchase right.

6.	The following is the amount paid for the property:

$         (         Shares at $         per share).

7.	A copy of this election has been furnished to the Company, the corporation for which the services were performed by the undersigned.

Please acknowledge receipt of this election by date or received-stamping the enclosed copy of this letter and returning it to the undersigned. A self-addressed stamped envelope is provided for your convenience.

Very truly yours,

Date:

Enclosures

cc:	isocket, inc.